EXHIBIT 99.1

CONTACT:                                                         RELEASE:
KAREN M.L. WHELAN                                                APRIL 14, 1999
Phone:    (804) 359-9311                                         IMMEDIATE
Fax:      (804) 254-3594

     UNIVERSAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE POLISH OPERATION

RICHMOND, VA,   April 14, 1999 / PRNEWSWIRE

                Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that a subsidiary of Universal has reached a preliminary agreement with Zaklady Premyslowy Tytoniu w Radiomu S.A. ("ZPTR") to acquire its tobacco purchasing and processing operations based in Jedrzejow, Poland. ZPTR is a subsidiary of SEITA, an international tobacco manufacturing and marketing company headquartered in France.

               The operations to be acquired employ 170 people and will purchase and process tobaccos for the domestic market in Poland, one of the largest markets in Central Europe. The agreement also provides for the long-term supply of tobaccos to ZPTR. The transaction is expected to be finalized upon the approval of the Polish government.

                Mr. Harrell said, "Universal has been operating in Poland for some time and is strongly committed to the development of the Polish tobacco market. We welcome this opportunity to grow in this important market and to enhance our relationship with SEITA."

                Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion.


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